Exhibit 5.1

1185 Avenue of the Americas
New York, New York 10036-4003
www.kslaw.com

January 10, 2006

ev3 Inc.

9600 54th Avenue North

Plymouth, Minnesota 55442

Re:          ev3 Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for ev3 Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 2,448,218 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company that may be issued pursuant to the Micro Therapeutics, Inc. 1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan and the Micro Therapeutics, Inc. 1996 Stock Incentive Plan, as amended (collectively, the “Plans”).

As such counsel, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.  In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.

For purposes of the opinion set forth in clause (ii) below, we have assumed the following:  (1) the Shares that may be issued in accordance with the Plans upon exercise of options issued under the Plans will continue to be duly authorized on the dates of such issuance and (2) on the date on which any option is exercised, such option will have been duly executed, issued and delivered by the Company and will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

This opinion is limited in all respects to the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).  This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to all of the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

(i)            The Shares are duly authorized.

(ii)           When the Shares are issued in accordance with the Plans and upon exercise of options issued under the Plans against payment therefor as provided in the Plans, such Shares will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in laws that occur, which could affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ King & Spalding LLP